Exhibit 11

Code of Ethics for Financial Professionals

Article 1.	(Purpose)

The purpose of this Code of Ethics for Financial Professionals is to provide standards and guidelines with which all Financial Professionals of the Mizuho Financial Group, Inc. (the Company) should comply.

Article 2.	(Definition)

In this Code of Ethics, Financial Professionals mean all directors and executive officers, as well as all managers and other employees of the Company who engage in financial reporting, accounting or disclosure.

Article 3.	(Conflicts of Interest)

Financial Professionals shall act honestly and ethically in carrying out their respective responsibilities, including with respect to the handling of actual or apparent conflicts of interest between personal and professional relationships.

Article 4.	(Disclosure)

Financial Professionals shall perform full, fair, accurate, timely, and understandable disclosure in financial reports and documents that the Company files with, or submits to, the supervisory authorities and in other public communications made by the Company.

Article 5.	(Compliance)

Financial Professionals shall comply with all applicable laws, regulations and accounting principles in performing their activities.

Article 6.	(Prohibited Activities)

No Financial Professionals shall take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified public accountant in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements misleading.

Article 7.	(Reporting)

Financial Professionals shall promptly report actual or apparent violations of this Code of Ethics according to the Compliance Manual of the Company and other applicable Company regulations.

Article 8.	(Accountability)

1. Financial Professionals shall be held accountable for their adherence to this Code of Ethics.

2. The failure of Financial Professionals to comply with this Code of Ethics will be subject to disciplinary action. Violations of this Code of Ethics may also constitute violations of laws or regulations and may result in civil or criminal liabilities of the relevant Financial Professional.

Article 9.	(Amendment)

The amendment and repeal of this Code of Ethics shall require approval of the Board of Directors of the Company.

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